Exhibit 15
November 3, 2005
To the Board of Directors of First Community Bancshares, Inc.
We are aware of the incorporation by reference in the Registration Statements pertaining to the CommonWealth Bank Amended and Restated Stock Option Plan (Form S-8, No. 333-106338), the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222), the 1999 Stock Option Plan (Form S-8, No. 333-31338) and the Employee Stock Ownership and Savings Plan (Form S-8, No. 63865) of our report dated August 5, 2005, relating to the unaudited condensed consolidated interim financial statements of First Community Bancshares, Inc. that are included in its Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005.
/s/ Ernst & Young LLP
Charleston, West Virginia